COWEN APPOINTS GREGG A. GONSALVES AS NEW INDEPENDENT BOARD DIRECTOR

NEW YORK – April 27, 2020 - Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) is pleased to announce that Gregg A. Gonsalves has been appointed to its Board of Directors, effective April 24, 2020. The appointment will increase the size of Cowen’s Board to 10 members.

“Gregg brings a wealth of finance and investment experience to Cowen’s Board,” said Jeffrey M. Solomon, Chairman and Chief Executive Officer. “We look forward to his insight and counsel as we continue executing on our strategy to engage our clients, and our communities, during this challenging time utilizing our core values of Vision, Empathy, Sustainability and Tenacious Teamwork.”

Mr. Gonsalves joins the Cowen Board of Directors with comprehensive experience in real estate and finance. Mr. Gonsalves has been an advisory partner with Integrated Capital LLC, a leading, hotel-focused, private real estate advisory and investment firm since 2013. Prior to joining Integrated Capital, Mr. Gonsalves was a managing director at Goldman Sachs and was the partner responsible for the Real Estate Mergers & Acquisition business. In his 20-year career at Goldman Sachs, Mr. Gonsalves completed over 50 M&A transactions worth approximately $100 billion in deal value, working with a variety of companies in a wide range of industries. Mr. Gonsalves serves on the Board of Directors of Cedar Realty Trust, a publicly-traded retail REIT, and is on the Board of POP Tracker LLC, a private company focused on providing proof of performance to the out-of-home advertising industry. He began his career as a sales engineer at Mobil Oil Corporation from 1989 to 1991. Mr. Gonsalves earned a B.S. from Columbia University and an M.B.A. from Harvard Business School.
Mr. Gonsalves is presently Chairman of the Board of Directors of the Jackie Robinson Foundation, a non-profit organization which provides higher education scholarships and leadership development opportunities to minority students across the U.S. Mr. Gonsalves has served as a board member for the Foundation for over a decade.

About Cowen Inc.

Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm offering investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing, commission management services and actively managed alternative investment products. Cowen focuses on delivering value-added capabilities to our clients in order to help them outperform. Founded in 1918, the Company is headquartered in New York and has offices worldwide. Learn more at Cowen.com

For further information, contact:

Cowen Inc.
J.T. Farley, Investor Relations
(646) 562-1056
james.farley@cowen.com

Gagnier Communications
Dan Gagnier
(646) 569-5897
dg@gagnierfc.com

2